SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): November 7, 2005

NEUROCRINE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22705	33-0525145
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12790 El Camino Real		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 617-7600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01 Entry into a material definitive agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
On November 7, 2005 the Board of Directors of Neurocrine Biosciences, Inc. (the “Company”) met to approve changes to the overall compensation strategy of the Company. The Board amended the stock option plan and employee stock purchase plan as described below.
Stock Option Plan Amendments
The Board approved the acceleration of vesting of all unvested options to purchase shares of common stock that are held by current employees, including executive officers, and excluding independent directors, and which have an exercise price per share equal to or greater than $50.00. Options to purchase approximately 472,000 shares of common stock are subject to this acceleration. The acceleration affects grants made under the Company's 2003 Incentive Stock Plan and stand-alone Employment Commencement Nonstatutory Stock Options granted to Wendell Wierenga, Robert Little, and Christopher O'Brien. The exercise prices and number of shares subject to the accelerated options were unchanged. The acceleration is effective November 7, 2005.
The following table summarizes the options subject to acceleration of vesting:

	Aggregate Number
	of Shares Issuable	Weighted Average
	Under Accelerated	Exercise Price Per
	Vesting of Options	Share

Named Executive Officers*	157,000	$56.39
All other officers and employees	315,000	$54.86

Total	472,000	$55.37

*The Named Executive Officers are listed in the summary compensation table in the Company's definitive proxy statement for its 2005 Annual Meeting of Stockholders.
The acceleration of these options was undertaken to eliminate the future compensation expense that the Company would otherwise recognize in its consolidated statement of operations with respect to these options once the Statement of Financials Accounting Standards No. 123 (revised 2004) “Share Based Payment,” (“SFAS 123R”) issued by the Financial Accounting Standards Board, becomes effective for reporting periods beginning in January 1, 2006. The Company will report the avoided future expense in its fourth quarter fiscal 2005 financial statements as pro forma footnote disclosure, as permitted under the transition guidance provided by the Financial Accounting Standards Board. The aggregate estimated compensation expense associated with these accelerated options that would have been recognized in the Company’s income statement after adoption of SFAS 123R had the acceleration not occurred is approximately $10.5 million.
On November 7, 2005, the closing price of the Company’s common stock on the Nasdaq stock market was $55.42. Approximately 231,000 of the employee stock options for which vesting has been accelerated had exercise prices between $50.00 and $55.41 on November 7, 2005. Under the intrinsic value provision of APB 25, the Company will expense approximately $600,000 as a result of this acceleration, during the fourth quarter of 2005.
The 2003 Incentive Stock Plan provides full vesting of outstanding options for all employees who retire from the Company at age 55 and with 5 or more years of continuous service. The Board of Directors has elected to extend this same provision to all forms of equity compensation (i.e. restricted stock, stock bonuses).
Effective January 1, 2006, the Board has also approved a change in the overall option life by reducing the term of future option grants from a maximum of ten years to a maximum of seven years.
Employee Stock Purchase Plan Amendment
The Board of Directors also approved amendments to the Company’s 1996 Employee Stock Purchase Plan (the “ESPP”), which is a plan qualified under Section 423 of the Internal Revenue Code that allows eligible employees of the Company to purchase shares of the Company's common stock at a pre-determined discount. These amendments will be effective for all offering periods commencing after December 31, 2005.
The ESPP contains twelve-month overlapping offering periods with a new offering period beginning on the first trading day on or after January 1 and July 1 of each year. The ESPP has six-month purchase periods that also commence with the first trading day on or after January 1 and July 1 of each year and terminate on the last trading day of the period six-months later. An eligible employee who elects to enroll in the ESPP is granted an option at the start of each purchase period to purchase shares of the Company's common stock with payroll deductions of up to 15% of his or her eligible compensation. The payroll deductions are accumulated and, at the end of each six-month purchase period, applied to purchase shares of common stock.
Prior to the amendments to the ESPP, the price that employees were required to pay for stock at the end of each offering period was equal to 85% of the lower of (1) the market price of the Company's common stock at the beginning of the twelve-month offering period or (2) the market price at the end of that offering period.
After giving effect to the amendments, the price that employees will be required to pay for the stock purchased at the end of each purchase period will be equal to 85% of the market price of our common stock at the end of that purchase period. The decision to amend the ESPP as described above was made primarily to minimize compensation expense in future financial statements upon the adoption of FAS 123R.
The Company continues to consider other actions such as reducing the number of shares underlying future stock option awards, reducing the number of employees to whom future stock option grants will be made, and granting alternative forms of equity-based awards, such as restricted stock awards or other performance based awards.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 11, 2005	NEUROCRINE BIOSCIENCES, INC.
/s/ PAUL W. HAWRAN
Paul W. Hawran
Executive Vice President and Chief Financial Officer

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